Exhibit 99.1

WEX Inc. Reports First Quarter 2015 Financial Results

Strong revenue and operating growth driven by solid execution across segments and progress against strategic initiatives

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--April 29, 2015--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2015.

First Quarter 2015 Financial Results

Total revenue for the first quarter of 2015 increased 11% to $202.3 million from $182.1 million for the first quarter of 2014. Net income to common shareholders on a GAAP basis was $22.3 million, or $0.57 per diluted share, compared with $36.5 million, or $0.93 per diluted share, for the first quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the first quarter of 2015 increased 3% to $42.9 million, or $1.10 per diluted share, from $41.6 million, or $1.06 per diluted share, for the same period a year ago. See Exhibit 1 for a full reconciliation of adjusted net income.

"I am pleased with the growth we demonstrated across our geographies and verticals this quarter, despite the backdrop of ongoing fuel price headwinds," said Melissa Smith, WEX's president and chief executive officer. "We delivered top and bottom line results that exceeded our expectations driven by broad-based growth and continued execution against our strategic priorities. Our continued momentum following a strong fiscal 2014 speaks to the strength of our market position and our ability to grow the business organically, and to compound that through acquisitions."

Smith continued, "Overall, I'm pleased with our performance for the quarter. 2015 is shaping up to be a very good year, as we continue to enhance our competitive position within existing verticals, further globalize the business, and strategically invest in areas that have contributed to our solid performance and have the potential to drive even higher growth in years to come."

First Quarter 2015 Performance Metrics

Where applicable, the performance metrics listed below include the Esso portfolio in Europe, which we acquired in December 2014;

  Average number of vehicles serviced worldwide was approximately 9.3 million, an increase of 19% from the first quarter of 2014.
  Total fuel transactions processed increased 6% from the first quarter of 2014 to 98.1 million. Payment processing transactions increased 12% to 81.9 million.
  Average expenditure per payment processing transaction decreased 24% from the first quarter of 2014 to $65.23.
  U.S. retail fuel price decreased 29% to $2.57 per gallon from $3.64 per gallon in the first quarter of 2014.
  Total corporate card purchase volume grew 37% to $5.0 billion, from $3.7 billion for the first quarter of 2014.

Financial Guidance and Assumptions

  For the second quarter of 2015, WEX expects revenue in the range of $211 million to $220 million and adjusted net income in the range of $46 million to $49 million, or $1.18 to $1.26 per diluted share.
  For the full year 2015, the Company expects revenue in the range of $867 million to $897 million and adjusted net income in the range of $192 million to $204 million, or $4.92 to $5.22 per diluted share.

Second quarter 2015 guidance is based on an assumed average U.S. retail fuel price of $2.77 per gallon, and approximately 39 million shares outstanding. Full-year 2015 guidance is based on an assumed average U.S. retail fuel price of $2.71 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price.

The Company's guidance also assumes that second quarter 2015 credit loss will range between 6 and 11 basis points, and full year 2015 fleet credit loss will range between 9 and 14 basis points. Our guidance assumes that exchange rates will remain in the range of current rates for the remainder of the year, and also includes $11 million to $14 million of after tax losses related to the Esso portfolio in Europe.

The Company's guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments, stock-based compensation, restructuring charges, gain on divestitures and the amortization of purchased intangibles as well as the related tax and non-controlling interest impacts of the forgoing adjustments.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months ended March 31, 2015 and 2014.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the first quarter of 2015, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $9.3 million on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2015. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three months ended March 31, 2015 and 2014 in Exhibit 3.

Conference Call Details
In conjunction with this announcement, WEX will host a conference call today, April 29, 2015, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 2603498. A replay of the webcast will be available on the Company's website.

About WEX Inc.
WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing over 9 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ approximately 2,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements
This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; plans to enhance the Company's competitive position within existing verticals, further globalize the business, and strategically invest in areas that have contributed to performance and have potential to drive additional growth. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns, payments, transaction processing activity and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standard; breaches of the Company’s technology systems and any resulting negative impact on our reputation, or liabilities, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2014, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2015. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)
	Three months ended March 31,
	2015	2014
Revenues
Fleet payment solutions	$128,490	$135,435
Other payment solutions	73,795	46,633
Total revenues	202,285	182,068
Expenses
Salary and other personnel	58,417	43,902
Restructuring	8,559	—
Service fees	30,070	26,305
Provision for credit losses	3,914	9,090
Technology leasing and support	9,434	7,027
Occupancy and equipment	4,997	4,366
Depreciation, amortization and impairment	21,387	15,018
Operating interest expense	1,579	1,288
Cost of hardware and equipment sold	1,109	948
Other	15,794	12,587
Gain on divestiture	(1,215)	—
Total operating expenses	154,045	120,531
Operating income	48,240	61,537
Financing interest expense	(12,088)	(7,356)
Net foreign currency (loss) gain	(4,376)	1,033
Net realized and unrealized gain on fuel price derivative instruments	2,749	1,845
Income before income taxes	34,525	57,059
Income taxes	14,492	20,979
Net income	20,033	36,080
Less: Net loss attributable to non-controlling interests	(2,312)	(462)
Net earnings attributable to WEX Inc.	$22,345	$36,542
Net earnings attributable to WEX Inc. per share:
Basic	$0.58	$0.94
Diluted	$0.57	$0.93
Weighted average common shares outstanding:
Basic	38,859	38,966
Diluted	38,952	39,145

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$511,017	$284,763
Accounts receivable (less reserve for credit losses of $11,513 in 2015 and $13,919 in 2014)	1,804,688	1,865,538
Income taxes receivable	9,506	6,859
Available-for-sale securities	19,011	18,940
Fuel price derivatives, at fair value	31,624	40,969
Property, equipment and capitalized software (net of accumulated depreciation of $168,224 in 2015 and $169,382 in 2014)	108,166	105,596
Deferred income taxes, net	10,270	5,764
Goodwill	1,085,513	1,116,914
Other intangible assets, net	472,062	498,045
Other assets	201,120	175,506
Total assets	$4,252,977	$4,118,894
Liabilities and Stockholders’ Equity
Accounts payable	$525,263	$425,956
Accrued expenses	119,853	137,227
Deposits	1,133,569	979,553
Revolving line-of-credit facilities and term loan	815,872	901,564
Deferred income taxes, net	61,235	43,752
Notes outstanding	400,000	400,000
Other debt	51,160	52,975
Amounts due under tax receivable agreement	69,637	69,637
Other liabilities	12,516	13,919
Total liabilities	3,189,105	3,024,583
Commitments and contingencies
Redeemable non-controlling interest	13,647	16,590
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 43,063 shares issued in 2015 and 43,021 in 2014; 38,733 shares outstanding in 2015 and 38,897 in 2014	431	430
Additional paid-in capital	179,590	179,077
Non-controlling interest	13,644	17,396
Retained earnings	1,104,075	1,081,730
Accumulated other comprehensive income	(75,173)	(50,581)
Less treasury stock at cost; 4,428 shares in 2015 and 4,218 shares in 2014	(172,342)	(150,331)
Total stockholders’ equity	1,050,225	1,077,721
Total liabilities and stockholders’ equity	$4,252,977	$4,118,894

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings (in thousands) (unaudited)
	Three months ended March 31,
	2015	2014
Adjusted Net Income attributable to WEX Inc.	$42,876	$41,612
Unrealized (loss) gain on fuel price derivatives	(9,345)	2,823
Amortization of acquired intangible assets	(12,159)	(8,287)
Stock-based compensation	(3,218)	(2,423)
Restructuring	(8,559)	—
Gain on divestiture	1,215	—
ANI adjustments attributable to non-controlling interests	2,381	185
Tax impact	9,154	2,632
Net earnings attributable to WEX Inc.	$22,345	$36,542

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The amortization of purchased intangibles, deferred loan costs associated with the extinguishment of debt, acquisition related expenses, non-cash adjustments related to the Company's tax receivable agreement and adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring charges are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently recurring and do not reflect expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  The gain or loss from a divestiture is not indicative of the performance of the ongoing operations of the business.
  The Company considers certain acquisition-related costs, such as investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2 Selected Non-Financial Metrics
	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Fleet Payment Solutions – Payment Processing Revenue:(1)
Payment processing transactions (000s)	81,934	79,195	80,379	78,390	73,327
Gallons per payment processing transaction	23.1	23.4	23.1	23.2	23.2
Payment processing gallons of fuel (000s)	1,890,048	1,850,304	1,859,894	1,816,204	1,703,887
Average US fuel price (US$ / gallon)	$2.57	$3.17	$3.61	$3.76	$3.64
Average Australian fuel price (US$ / gallon)	$3.73	$4.63	$5.22	$5.44	$5.34
Payment processing $ of fuel (000s)	$5,344,929	$6,071,384	$6,842,202	$6,933,978	$6,301,668
Net payment processing rate	1.36%	1.37%	1.37%	1.36%	1.36%
Fleet payment processing revenue (000s)	$72,943	$83,336	$93,462	$94,550	$85,702

Other Payment Solutions – Payment Processing Revenue:(2)
Payment solutions purchase volume (000s)	$5,039,867	$4,500,724	$5,477,610	$4,339,339	$3,670,609
Net interchange rate	0.87%	0.89%	0.83%	0.86%	0.81%
Payment solutions processing revenue (000s)	$43,837	$40,279	$45,476	$37,460	$29,683

(1)As of December 1, 2014, includes metrics for the Esso portfolio in Europe where applicable.

(2)Excludes payment processing revenue from rapid! PayCard and UNIK. As of July 16, 2014, includes interchange volume and associated revenue for Evolution1.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
(in thousands)
(unaudited)

Fleet Payment Solutions
(in thousands)	Three months ended March 31,		Increase (decrease)
	2015	2014	Amount	Percent
Revenues
Payment processing revenue	$72,943	$85,702	$(12,759)	(15)%
Transaction processing revenue	4,683	4,890	(207)	(4)%
Account servicing revenue	23,883	19,355	4,528	23%
Finance fees	18,995	17,320	1,675	10%
Other	7,986	8,168	(182)	(2)%
Total revenues	$128,490	$135,435	$(6,945)	(5)%

Other Payment Solutions
	Three months ended March 31,		Increase (decrease)
(in thousands)	2015	2014	Amount	Percent
Revenues
Payment processing revenue	$44,492	$31,902	$12,590	39%
Transaction processing revenue	1,607	1,695	(88)	(5)%
Account servicing revenue	13,065	3,173	9,892	312%
Finance fees	1,196	1,442	(246)	(17)%
Other	13,435	8,421	5,014	60%
Total revenues	$73,795	$46,633	$27,162	58%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com